Calculation of Filing Fee Tables
S-8
ARVINAS, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value per share	Other	45,696	$ 9.14	$ 417,661.44	0.0001381	$ 57.68
Total Offering Amounts:						$ 417,661.44		$ 57.68
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 57.68
Offering Note
[1]	Amount Registered - (1) In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. (2) Consists of shares issuable under a new hire inducement restricted stock unit award to be granted on August 31. 2026 to an employee in accordance with Nasdaq Listing Rule 5635(c)(4), as an inducement material to such employee entering into employment with the Registrant. Proposed Maximum Offering Price Per Unit - (3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant's Common Stock reported on the Nasdaq Global Select Market on August 28, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources